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                                EXHIBIT 23.1

                     CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
          Rogue Wave Software, Inc:

We consent to incorporation by reference in the registration statements (No. 333-16749, 333-48485 and 333-48525) on Form S-8 of Rogue Wave Software, Inc.
of our reports dated October 21, 1998, relating to the consolidated balance sheets of Rogue Wave Software, Inc. and subsidiaries as of September 30, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1998, and the related schedule, which reports appear in the September 30, 1998 annual report on Form 10-K, of Rogue Wave Software, Inc. and subsidiaries.

                             KPMG PEAT MARWICK LLP

Boulder, Colorado
December 9, 1998